UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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☒	Soliciting Material under §240.14a-12

SOUTHWEST AIRLINES CO.

(Name of Registrant as Specified in its Charter)

(Name Of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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On October 1, 2024, Robert E. Jordan, President, Chief Executive Officer, & Vice Chairman of the Board of Directors of Southwest Airlines Co. (the “Company”) sent a letter to Shareholders of the Company. A copy of the letter is attached as Exhibit 1. Also on October 1, 2024, the Company updated its website, SouthwestEvenBetter.com. A copy of the updated material is attached as Exhibit 2.

Important Additional Information

The Company intends to file a proxy statement and a WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the Company’s next meeting of Shareholders (whether an Annual or Special Meeting of Shareholders (the “Shareholder Meeting”)). SHAREHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT, ACCOMPANYING WHITE PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH, OR FURNISHED TO, THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE SHAREHOLDER MEETING. Shareholders will be able to obtain the Company’s proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Company’s website at https://www.southwestairlinesinvestorrelations.com/financials/sec-filings.

Participant Information

For participant information, see the Company’s soliciting material filed as “DEFA14A” with the SEC on September 30, 2024 and available here.

Exhibit 1

Southwest Airlines Co.
Robert E. Jordan
President & Chief Executive Officer 2702 Love Field Drive
Dallas, TX 75235

October 1, 2024

Dear Southwest Shareholders,

Last week, we hosted an Investor Day in Dallas outlining our “Southwest. Even Better.” transformational plan. To those of you who were able to join us in person or online, thank you for making the time and effort to attend.

It is an exciting time for Southwest. Our transformational plan is the result of the dedicated work of our Team over the last year and reflects feedback and input we received from investors; and for that, we thank you. For those able to attend in person, I hope you came away from our presentation – and the hangar visit – with a clear understanding of the work underway at Southwest that builds upon our unique business model, the Shareholder value we intend to unlock, and our resolve to deliver as outlined.

Our North Star is to deliver ROIC of at least 15 percent or greater, well above WACC, and drive approximately $4 billion1 in cumulative incremental run rate EBIT contribution in 2027. At the core of our transformational plan are four key pillars:

1.

Tactical Initiatives: Continued and aggressive efforts to address base business performance including network optimization, marketing and distribution evolution, and maturing our revenue management practices.

2.

Monetizing Our Customer Value Proposition: Offering new products and services that will unlock significant new revenue streams and enhance the overall customer experience (such as premium seating and assigned seats), our first partnership with an international carrier (Icelandair), and enhancements to our Rapid Rewards program.

3.

Increasing Operational Efficiency: Reducing aircraft turn times and introducing red-eye flights to improve asset utilization and generate incremental capacity without the need for additional capital investment, service modernization through a digital-first approach and the use of AI to improve customer service and workforce productivity, and a cost initiative aimed at delivering an estimated $500 million run rate savings in 2027.

4.

Optimizing Capital Allocation: Generational fleet modernization while also monetizing the significant value in our order book, careful management of capital expenditures, and a $2.5 billion share repurchase program to return substantial capital to Shareholders.

As part of the plan, we provided specific targets for capacity, operating margin, ROIC, leverage, cost savings and free cash flow through 2027. I’m committed to providing regular and transparent reporting on our progress, as well as the progress of key initiatives intended to drive these results.

[1]

Please see our Investor Day presentation and transcript, including non-GAAP financial measure information and forward looking statement disclaimers therein, available at https://www.southwestairlinesinvestorrelations.com/news-and-events/events-and-presentations/event-26-09-2024 .

We also welcomed Bob Fornaro to our Board of Directors. Bob was formerly CEO of both AirTran and Spirit Airlines, and his insights have already helped shape our strategic roadmap. Together with the appointment of Lisa Atherton in May and Rakesh Gangwal in July, these moves reaffirm Southwest’s commitment to bringing fresh perspectives and industry expertise to our boardroom as the Board provides oversight of our plan execution.

I fully recognize that we still have a lot of work to do to restore our performance to the standards that you – and I – expect from Southwest. We have a plan that is actionable, time-bound, data-driven and supported by significant research. I am accountable for delivering on our plan and expected results, as is our team and our Board. The entire Southwest Team and I are energized about the plan, and I am confident in our ability to achieve it.

I look forward to engaging with you and all Shareholders over the next few weeks to hear your questions and feedback about our plan. Thank you for your continued investment in Southwest Airlines. We look forward to providing you updates on our progress.

Thank you,

Bob Jordan

President & CEO

Southwest Airlines Co.

Important Additional Information

The Company intends to file a proxy statement and a WHITE proxy card with the SEC in connection with the solicitation of proxies for the Company’s next meeting of Shareholders (whether an Annual or Special Meeting of Shareholders (the “Shareholder Meeting”)). SHAREHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT, ACCOMPANYING WHITE PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH, OR FURNISHED TO, THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE SHAREHOLDER MEETING. Shareholders will be able to obtain the Company’s proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Company’s website at https://www.southwestairlinesinvestorrelations.com/financials/sec-filings.

Participant Information

For participant information, see the Company’s soliciting material filed as “DEFA14A” with the SEC on September 30, 2024, and available here.

Exhibit 2

For more than 53 years, we have made our mark, demonstrated what makes us unique, and, in doing so, have proven our value to our Shareholders and millions of Customers and Employees. We are proud of the consistent recognition we have received throughout our history by peers and industry Leaders alike. #1 Airline for Economy Class FORTUNE’s World’s Most NEWSWEEK’s America’s Best #1 Airline by USA TODAY Customer Satisfaction, for the Ad mired Companies Award Customer Service Award 10 Best Readers’ Choice 1 third year running by J.D. (since 2009) (2024) Awards (2024) 2 Power